Exhibit 23.1



INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We hereby consent to the inclusion in the prospectus constituting a part of this Registration Statement on Form SB-2, Amendment 3, of our report dated February 17, 2005 relating to the consolidated financial statements of Veridium Corporation as of and for the years ended December 31, 2004 and 2003, which are contained in that prospectus. We also hereby consent to the reference to us under the heading "Experts" in such Registration Statement.

Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/WithumSmith+Brown, P.C.
New Brunswick, New Jersey
July 18, 2005